THIRD AMENDMENT OF LEASE

                    AGREEMENT dated as of March 16th, 2006 made between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, having an address at 412 Low Memorial Library, 535 West 116th Street, New York, New York 10027 (“Landlord”) and ORTEC INTERNATIONAL, INC., having an address at 3960 Broadway, 2nd Floor, New York, New York 10032 (“Tenant”).

W I T N E S S E T H

                    WHEREAS, Landlord and Tenant entered into a Lease dated as of March 14, 1996 covering certain premises, as more fully described therein, in the building located at and known as 3960 Broadway, New York, New York, which lease was amended by First Amendment of Lease dated as of April 1, 1998, Renewal and Amendment of Lease dated as of June 20, 2001, Extension and Amendment of Lease dated as of December 31, 2002, and Second Extension and Amendment of Lease dated as of December 18, 2003 (such lease, as so amended, shall hereinafter be referred to collectively as the “Lease”); and

                    WHEREAS, Landlord and Tenant are mutually desirous of amending the Lease and further extending the term of the Lease upon and subject to the terms and conditions hereinafter set forth.

                    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, all terms used in this Agreement which are defined in the Lease shall be deemed to have the respective meanings set forth in the Lease.

          2. The term of the Lease is hereby extended for a period of two (2) years (the “Renewal Term”) (or until such term shall sooner cease and expire as provided in the Lease) commencing on January 1, 2006 and ending on December 31, 2007, on all of the same terms, covenants and conditions as contained in the Lease except as herein provided. References in the Lease to the Expiration Date or the date fixed for expiration of the term of the Lease shall hereafter be deemed to refer to December 31, 2007.

          3. Tenant shall pay Fixed Rent (as defined in the Lease) on the first day of each and every month during the Renewal Term at the rate of $730,320.00 per annum, payable in equal monthly installments at the rate of $60,860.00 per month.

          4. (a) Subject to the provisions of this Paragraph 4, Tenant shall have the option (the “Renewal Option”) to extend the term of the Lease for a two (2) year period (the “Additional Renewal Term”), commencing immediately after the expiration of the Renewal Term and, unless sooner terminated pursuant to the provisions of the Lease or pursuant to law, ending at 11:59 p.m. on December 31, 2009 on the same terms, covenants and conditions as contained in the Lease, except as herein provided.

                    (b) Tenant shall pay Fixed Rent (as defined in the Lease) on the first day of each and every month during the Additional Renewal Term at the rate of $766,120.00 per annum, payable in equal monthly installments at the rate of $63,843.33 per month.

                    (c) The Renewal Option shall be conditioned upon and subject to the following:

                              (i) Tenant shall notify Landlord in writing (“Tenant’s Renewal Notice”) of Tenant’s exercise of the Renewal Option at least nine (9) months prior to the Expiration Date, time being of the essence; and

                              (ii) At the time Landlord receives Tenant’s Renewal Notice and at the expiration of the Renewal Term, Tenant shall not be in default under the terms or provisions of the Lease.

          5. Tenant hereby acknowledges that, in further consideration of Landlord’s agreement to extend the term of the Lease for the Renewal Term, the amount of security required to be deposited by Tenant pursuant to Article 36 of the Lease shall be increased to $121,720.00. Accordingly, simultaneously with Tenant’s execution and delivery of this Agreement to Landlord, Tenant shall deliver to Landlord a check in the amount of $98,343.57, representing the amount by which $121,720.00 exceeds the amount of the security, together with interest accrued thereon, delivered by Tenant to Landlord on the date of execution of the Lease in accordance with Article 36 of the Lease.

          6. Subsection (ii) of Section 29.01 of the Lease is hereby amended by replacing the phrase “Rosenman & Colin” with the phrase “Katten Muchin Rosenman.”

          7. Nothing herein contained shall be construed to (a) waive any present or future breach of, or default under, the Lease by Tenant, or any rights of Landlord against any person, firm, association or corporation liable or responsible for the performance thereof, or (b) enlarge or increase Landlord’s obligations or Tenant’s rights under the Lease or otherwise; and all provisions of the Lease are hereby declared to be in full force and effect.

          8. In the event of any default by Tenant in the full performance and observance of any of its obligations hereunder or in the event any representation of Tenant contained herein should prove to be untrue, such event may, at Landlord’s option, be deemed to be a default under the Lease and Landlord shall have all of the rights, powers and remedies provided for in the Lease or at law or in equity or by statute or otherwise with respect to defaults.

          9. This Agreement shall not be effective until executed by and delivered to both of the parties hereto and may be executed in several counterparts, each of which will constitute an original instrument and all of which will together constitute one and the same instrument.

          10. The Lease constitutes the entire agreement of the parties hereto with respect to the matters stated herein and may not be altered, amended, modified or changed orally and any such alteration, amendment, modification or change, to be effective, shall be in writing and signed by the party against whom enforcement of any such alteration, amendment, modification or change is being sought.

          11. The terms, covenants and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          12. This Agreement will for all purposes be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly therein, without giving effect to the conflicts of laws principles.

          13. Each party represents and warrants to the other party that it has not dealt with any broker, finder or similar person in connection with this Agreement. Each party hereby agrees to hold harmless, defend and indemnify the other party from and against all losses, costs, damages and expenses (including, without limitation, reasonable attorney’s fees) arising out of or in connection with a breach by the indemnifying party of the foregoing representation.

          14. All references in the Lease to “this Lease” shall hereafter be deemed to refer to the Lease, as amended and modified by this Agreement.

                    IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed the day and year first above written.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN
THE CITY OF NEW YORK, Landlord

By:	/s/ Philip Silverman

Philip Silverman
Vice President for Real Estate

ORTEC INTERNATIONAL, INC., Tenant

By:	/s/ Ron Lipstein

Name: Ron Lipstein
Title: CEO